SCHEDULE 14A
                                                   (Rule 14a-101)

                                                INFORMATION REQUIRED
                                                 IN PROXY STATEMENT.

                                              SCHEDULE 14A INFORMATION
                                            Proxy Statement Pursuant to
                                           Section 14(a) of the Securities

                                                Exchange Act of 1934
                                                 (Amendment No.    )

Filed by the Registrant [X] Filed by a party other than the Registrant [ ] Check the appropriate box:

[  ]     Preliminary Proxy Statement

[  ]     Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
[X]      Definitive Proxy Statement
[  ]     Definitive Additional Materials
[  ]     Soliciting Material Pursuant toss.240.14a-11(c) orss.240.14a-12

                             LS CAPITAL CORPORATION
 ................................................................................
                (Name of Registrant as Specified In Its Charter)

 ................................................................................
                   (Name of Person(s) Filing Proxy Statement,
                          if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]      No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:


 ................................................................................

     (2)          Aggregate number of securities to which transaction applies:


 ................................................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

 ................................................................................

     (4)          Proposed maximum aggregate value of transaction:


 ................................................................................

     (5)          Total fee paid:


 ................................................................................

[  ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)          Amount Previously Paid:


 ................................................................................

     (2)          Form, Schedule or Registration Statement No.:


 ................................................................................

     (3)          Filing Party:


 ...............................................................................

     (4)          Date Filed:


 ................................................................................

                             LS CAPITAL CORPORATION

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON AUGUST 31, 2000

To All Stockholders in
LS Capital Corporation

         A Special Meeting of Stockholders (the "Special Meeting") of LS Capital Corporation, a Delaware corporation (the "Company"), will be held on Thursday August 31, 2000 at the offices of Pearson & Pearson, LLC located at 1330 Post Oak Blvd., Suite 2900, Houston, Texas, at 10:00 a. m. local time, for the purpose of considering and voting on the following matters:

         1. An amendment of the Certificate of Incorporation of the Company to change the name of the Company to "Eurbid.com, Inc." (the "Corporate Name Change").

         2. An amendment of the Certificate of Incorporation of the Company to effect a 1-for-25 reverse stock split (the "Reverse Stock Split") of the Company's Common Stock, $.01 par value per share ("Common Stock"), in which every twenty-five shares of Common Stock outstanding as of the effective date of the amendment will be converted into one share of Common Stock.

         3. The approval of issuances of Common Stock, in the discretion of the Board of Directors, to creditors of the Company (including officers and directors of the Company) in satisfaction of amounts owed by the Company (the "Discretionary Stock Issuances").

          4. A fourth amendment (the "Amendment No. 4") to the Company's 1993 Stock Option Plan authorizing an increase to 6,000,000 shares in the number of shares of the Company's Common Stock available for issuance of new grants under such plan, of which 1,000,000 shares would be reserved for grants or replacement or reload options.

          5. A first amendment (the "Amendment No. 1") to the Company's 1994 Stock Plan for Non-Employee Directors, authorizing an increase to 500,000 shares in the number of shares of the Company's Common Stock available for issuance of new grants under such plan.

          6. A second amendment (the "Amendment No. 2") to the Company's 1994 Stock Plan for Non-Employee Directors, modifying the timing of grants under such plan and deleting requirements that grants under such plan for a fiscal year be for a fixed number of shares and be conditioned upon an increase in the Company's net income from the previous fiscal year.

          7. Such other business as may properly come before the Special Meeting and any adjournment thereof.

         The Corporate Name Change, the Reverse Stock Split, the Discretionary Stock Issuances, Amendment No. 4, Amendment No. 1, Amendment No. 2 and other related matters are more fully described in the accompanying Proxy Statement and the exhibits thereto, which form a part of this Notice. All stockholders will be entitled to vote on all matters submitted for a vote at the Special Meeting. The Board of Directors has fixed the close of business on July 19, 2000 as the record date for determining the stockholders entitled to notice of and to vote at the Special Meeting and any adjournment thereof.

         All stockholders of the Company are cordially invited to attend the Special Meeting. Whether or not you plan to attend the Special Meeting, it is important that your shares be represented. Accordingly, please sign and date the enclosed Proxy Card and return it promptly in the envelope provided herewith. Even if you return a Proxy Card, you may revoke the proxies appointed thereby at any time prior to the exercise thereof by filing with the Chief Executive Officer of the Company a written revocation or duly executed Proxy Card bearing a later date or by attendance and voting at the Special Meeting. Attendance at the Special Meeting will not, in itself, constitute revocation of the proxies.

                                      By Order of the Board of Directors,



                                      Paul J. Montle,
                                      Chief Executive Officer

Dublin, Ireland
August 4, 2000

         PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED POST-PAID ENVELOPE.

         PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.

                             LS CAPITAL CORPORATION
                                21 Patrick Street
                             Kilkenny, Co. Kilkenny
                                     Ireland

                               (01) 3531-679-0222

                     United States Voice Mail: 713/784-7995

                                 PROXY STATEMENT

                                     GENERAL

         This Proxy Statement and the accompanying Proxy Card are furnished in connection with the solicitation of proxies by order of the Board of Directors of LS Capital Corporation (the "Company") to be voted at the Special Meeting of Stockholders (the "Special Meeting"), to be held at the time and place, and for the purposes set forth in the accompanying notice. Such notice, this Proxy Statement and the Proxy Card are being mailed to Stockholders beginning on or about August 4, 2000.

         The Company will bear the costs of soliciting proxies. In addition to the solicitation made hereby, proxies may also be solicited by telephone, telegram or personal interview by officers of the Company. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in providing beneficial ownership information and in forwarding proxy material to beneficial owners of stock who have objected to the disclosure of information regarding them.

         All duly executed Proxy Cards received prior to the Special Meeting will be voted in accordance with the choices specified thereon, unless revoked in the manner provided hereinafter. As to any matter for which no choice has been specified on a Proxy Card, except with respect to broker non-votes, the related shares will be voted by the persons named therein (1) for each of the proposals described herein, and (2) in the discretion of such persons in connection with any other business that may properly come before the Special Meeting. Stockholders may revoke their proxy at any time prior to the exercise thereof by written notice to Paul J. Montle, Chief Executive Officer of the Company, at the address of the Company stated above, by the execution and delivery of a later dated Proxy Card, or by attendance at the Special Meeting and voting their shares in person.

         As of the close of business on July 19, 2000, the record date (the "Record Date") for determining Stockholders entitled to vote at the Special Meeting, the Company had outstanding and entitled to vote 34,293,000 shares of Common Stock, and these shares are the only outstanding shares of the Company entitled to vote. Each share of Common Stock is entitled to one vote with respect to each matter to be acted upon at the meeting. Stockholders personally present, or represented by proxy, and holding more than one-third of the outstanding Common Stock will constitute a quorum.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of the Record Date concerning the beneficial ownership of the Common Stock (i) by each stockholder who is known by the Company to own beneficially in excess of 5% of the outstanding Common Stock; (ii) by each director; (iii) by each executive officer; and (iv) by all executive officers and directors as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of Common Stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of Common Stock.

                                    Shares of
                       Common Stock Beneficially Owned (1)

Name and Address of Beneficial Owner                          Number                    Percent

Paul J. Montle                                               5,707,351(2)                       14.27%
  21 Patrick Street
  Kilkenny, Co. Kilkenny
  Ireland

Roger W. Cope                                                  627,398(3)                        1.83%
  5663 East Nine Mile Rd.
  Warren, Michigan 48901

C. Thomas Cutter                                                 2,200(4)                       (5)
  82 Olympia Ave.
  Woburn, Massachusetts 01801

All directors and officers
as a group (three persons)                                   6,336,947(6)                       15.84%

---------------------

(1) Includes shares of Common Stock beneficially owned pursuant to options and warrants exercisable on the July 19, 2000 or within 60 days thereafter.
(2) Includes 17,351 shares of Common Stock held by Travis Partners, G.P., a general partnership in which Mr. Montle has a 51.67% interest and a trust for the benefit of Mr. Montle's children has a 15% interest, and 5,690,000 shares of Common Stock beneficially owned pursuant to non-qualified stock options currently exercisable.
(3) Does not include 12,000 shares owned by Elizabeth Cope, Mr. Cope's wife, all such shares of which Mr.Cope disclaims beneficial ownership.
(4) Includes 200 shares directly owned, and 2,000 shares beneficially owned pursuant to stock options immediately exercisable.
(5)      Less than 1%
(6) Includes 627,398 shares directly owned; 5,692,000 shares beneficially owned pursuant to stock options currently exercisable; and 17,351 shares beneficially owned indirectly through affiliated entities.

                             EXECUTIVE COMPENSATION

                        Report for Compensation Committee
                            on Executive Compensation

         The Compensation Committee of the Board of Directors is responsible for reviewing and approving the Company's compensation policies and the compensation paid to its executive officers (including the executive officers named below). The Company's compensation program for its executive officers (including the Chief Executive Officer) is designed to provide levels of compensation required to assist the Company in attracting and retaining qualified executive officers. The Compensation Committee attempts to set an executive officer's compensation at a level which is similar to such officer's peers in the Company's industry.
Generally, executive officer compensation (including the Chief Executive Officer) is not directly related to the Company's performance. Instead, the Compensation Committee has a philosophy which recognizes individual initiative and achievement which can significantly influence an officer's compensation level. The executive compensation program is comprised of salary, annual cash incentives and stock options. The following is a discussion of each of the elements of the executive compensation program.

         Salary. Generally, base salary for each executive officer is similar to levels within the industry and comparable to the level which could be attained for equal positions elsewhere. Also taken into account are benefits, years of service, responsibilities, Company growth, future plans and the Company's current ability to pay.

         Annual Cash Incentives. The annual cash incentive plan is a cash bonus program designed to reward significant corporate accomplishments and individual initiatives demonstrated by executive officers during the prior fiscal year. The amount of each cash bonus is determined by the Compensation Committee at the end of the fiscal year and is paid in cash in a single payment.

         Stock Options. The 1993, 1994 and 2000 Stock Option Plans were adopted for the purpose of promoting the interests of the Company and its stockholders by attracting and retaining executive officers and other key employees of outstanding ability. Options are granted to eligible participants based upon their potential impact on corporate results and on their individual performance. Generally, options are granted at market value, vest over a number of years, and are dependent upon continued employment. The Committee believes that the grant of time-vested options provides an incentive that focuses the executive officers' attention on managing the business from the perspective of owners with an equity stake in the Company. It further motivates executive officers to maximize long-term growth and profitability because value is created in the options only as the Company's stock price increases after the option is granted.

                          The Compensation Committee:
                         Roger W. Cope
                         C. Thomas Cutter

                           Summary Compensation Table

         The following table sets forth the compensation paid by the Company and its subsidiaries to the Chief Executive Officer. No other executive officer whose total annual salary and bonus for the fiscal year ended June 30, 2000, 1999 or 1998 exceeded $100,000 for services in all capacities to the Company and its subsidiaries.


                         Summary Compensation Table (1)

                                    Annual                           Long-Term
                                    Compensation                    Compensation

(a)                         (b)              (c)                        (g)

Name and                   Fiscal                          Securities Underlying
Principal                  Year                               Stock Options
Position                   Ended            Salary          (Number of Shares)

Paul J. Montle             6/30/00          $ 90,000(2)       5,000,000
Chairman and               6/30/99          $124,019(3)             -0-
Chief Executive            6/30/98          $183,225            290,000
Officer

-----------------

(1) The Columns designated by the SEC for the reporting of certain annual compensation (including bonuses and other annual compensation) and certain long-term compensation (including awards of restricted stock, long term incentive plan payouts, and all other compensation) have been eliminated as no such bonuses, other annual compensation, awards, payouts or compensation were awarded to, earned by or paid to any specified person during any fiscal year covered by the table.

(2)      All of this amount was accrued and not paid.
(3) Of this amount, only $29,673 was actually paid while the remaining $94,346 was accrued.

                               Stock Option Grants

         The following table sets forth information pertaining to stock options granted during the fiscal year ended June 30, 2000. The Company has not granted stock appreciation rights ("SAR's") of any kind.

                                        Option Grants in the Last Fiscal Year

(a)                        (b)              (c)                        (d)              (e)
                           Number of
                           Securities       Percentage of Total
                           Underlying       Options Granted
                           Options          to Employees               Exercise         Expiration
Name                       Granted          in Fiscal Year             Price            Date

Paul J. Montle             3,000,000          60%                      $.033            July 1, 2009
                           2,000,000          40%                      $.05             January 1, 2010

                  Option Exercises/Value of Unexercised Options

         The following table sets forth the number of securities underlying options exercisable at June 30, 2000, and the value at June 30, 2000 of exercisable in-the-money options remaining outstanding as to the Chief Executive Officer of the Company. No SAR's of any kind have been granted.

                       Aggregated Option Exercises in Last
                  Fiscal Year and Fiscal Year End Option Values

(a)                                 (d)                                (e)

                           Number of Securities
                           Underlying Unexercised             Value of Unexercised
                           Options at June 30, 2000           In-the-Money Options at
                           (Numbers of Shares)                June 30, 2000

Name                       Exercisable      Unexercisable     Exercisable       Unexercisable

Paul J. Montle              5,591,600        200,000            (2)                (2)
---------------------

(1) The Columns designated by the SEC for the reporting of the number of shares acquired on exercise, the value realized, and the number and value of unexercisable options have been eliminated as no options were exercised and no unexercisable options existed during the fiscal year covered by the table.

(2) The closing price of the Common Stock on June 30, 2000 on the NASD OTC Bulletin Board was $.0312, which was less than the exercise price of all options reported in the table.

                                   Other Plans

         The Company has no other deferred compensation, pension or retirement plans in which executive officers participate.

                             Compensation Agreements

         The Company currently has no written employment contracts or other written compensation agreements with any of its current executive officers.

                        Compliance with Section 16(a) of
                           the Securities Exchange Act

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10 percent of a registered class of the Company's equity securities to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Officers, directors and greater than 10 percent stockholders are required to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its discussions with certain reporting persons and its review of forms received from those persons, the Company believes that during the year ended June 30, 2000 all filing requirements applicable to the Company's officers, directors and greater than 10 percent shareholders were satisfied, except that Paul J. Montle (a director and the President of the Company) was one month late in filing a Form 4 and Roger W. Cope (a director of the Company) failed to file one Form 4, which he has represented he intends to correct by the filing of a Form 5 on or before August 14, 2000.

                                   PROPOSAL 1

                        APPROVAL OF CORPORATE NAME CHANGE

         At the Special Meeting, holders of shares of Common Stock will be asked to consider and vote upon a proposal to change the name of the Company from "LS Capital Corporation" to "Eurbid.com, Inc." (the "Corporate Name Change"), by means of an amendment to the Company's Certificate of Incorporation. The Board of Directors has adopted resolutions approving the Corporate Name Change and recommending that the Corporate Name Change be submitted to the Stockholders for their approval at the Special Meeting. If the proposed amendment to the Certificate of Incorporation is approved by the requisite number of shares of Common Stock entitled to vote at the Special Meeting, the Corporate Name Change and the proposed amendment to the Company's Certificate of Incorporation will become effective upon the filing of a Certificate of Amendment of Certificate of Incorporation with the Secretary of State of Delaware, which is expected to occur shortly after Stockholder approval.

         At a special meeting of stockholders held on June 17, 1996, the stockholders of the Company approved the Company's current corporate name. Shortly after the adoption of the Company's current name, the Company began the pursuit of a number of precious metals prospects with proprietary technologies then still under development. The Company continued this activity until February 1999. At that time, primarily due to the unavailability of capital to develop the Company's technologies further, the Company decided to discontinue its mineral activities and furlough its remaining personnel in the U.S. The Company allowed its mineral interests to lapse. The Company intends to dispose of its remaining precious mineral property and equipment as purchasers can be procured.

         Since ceasing its efforts in the precious minerals industry, the Company has been exploring opportunities to develop or acquire one or more businesses in other industries. The Company has been focusing specifically on Internet-related businesses, and has considered certain Internet-related businesses focused on the European market. However, he Company does not now any particular prospect under consideration in any meaningful sense, and the nature of the business in which the Company will engage in the future, the terms and circumstances under which the Company will engage in such business and even whether or not the Company will engage in a future business, are now uncertain. Nonetheless, the Company believes that the possibility of eventually pursuing an Internet-related business focused on Europe is so that great that a change of the Company's corporate name to one suggesting the Internet and Europe is very appropriate. Accordingly, the Board of Directors has decided that Article One of the Company's Certificate of Incorporation should be amended to change the Company's corporate name to "Eurbid.com, Inc.", a name that will better reflect the Company's possible future entry into an Internet-related business focused on Europe.

         The Board of Directors believes that the Corporate Name Change, and accordingly the proposed amendment, are in the best interests of the Company and its Stockholders and recommends that the Stockholders approve the Corporate Name Change and the proposed amendment of the Company's Certificate of Incorporation.

         The affirmative vote of the holders of at a majority of the outstanding shares of Common Stock is required for approval of the Corporate Name Change and the proposed amendment of the Certificate of Incorporation.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE CORPORATE NAME CHANGE AND THE RELATED AMENDMENT TO THE CERTIFICATE OF INCORPORATION

                                   PROPOSAL 2

                       APPROVAL OF THE REVERSE STOCK SPLIT

General

         At the Special Meeting, holders of shares of Common Stock will be asked to consider and vote upon a proposal to effect a 1-for-25 reverse stock split of the Common Stock (the "Reverse Stock Split"), by means of an amendment to the Company's Certificate of Incorporation. The Board of Directors has adopted resolutions approving the Reverse Stock Split and recommending that the Reverse Stock Split be submitted to the Stockholders for their approval at the Special Meeting. A copy of the Board of Director resolutions approving Reverse Stock Split is annexed to this Proxy Statement as Exhibit A. If approved by the stockholders of the Company, the Reverse Stock Split and related amendment to the Company's Certificate of Incorporation will become effective upon the filing of a Certificate of Amendment of Certificate of Incorporation with the Secretary of State of Delaware, which is expected to occur shortly after Stockholder approval.

Principal Effects

         The Reverse Stock Split would reduce the number of outstanding shares of Common Stock to approximately four percent (4%) of the number of shares outstanding prior to the Reverse Stock Split. Accordingly the Reverse Stock Split would decrease the number of outstanding shares of Common Stock to approximately 1.37 million shares. The Reverse Stock Split will not affect the proportionate equity interest in the Company of any holder of the Common Stock, subject to the provisions for the elimination of fractional shares as described below. If the Reverse Stock Split is approved, each outstanding share of Common Stock will be entitled to one vote at each meeting of stockholders of the Company, as is the case with each currently outstanding share. While a reduced number of outstanding shares of Common Stock could adversely affect the liquidity of the Common Stock, the Board of Directors does not believe that this is likely to happen.

         The Reverse Stock Split is not intended as an anti-takeover device and it is not expected to function unintentionally as one. The Company is not aware of any present efforts by any person to obtain control of the Company.

         In addition, the Reverse Stock Split is not intended as a "going private transaction" covered by Rule 13e-3 under the Securities Exchange Act of 1934, and it is not expected to function unintentionally as one.

Reasons for the Reverse Stock Split

         The Board of Directors believes that the current market value of the Common Stock impairs the Company's ability to access the capital markets, and impairs the acceptability of the Common Stock by members of the investing public. Theoretically, the price of a stock should not (by itself) affect its marketability, the type of investor who acquires it, or the Company's reputation in the financial community. In practice this is not necessarily the case, as many institutional investors look upon low-priced stock as unduly speculative in nature and, as a matter of policy, avoid investment in such stocks. Further, the Board of Directors believes that a lower per-share price will reduced the effective marketability of the Common Stock because of the reluctance of many leading brokerage firms to recommend low-priced stock to their clients. In addition, a variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing in low-priced stocks. Some of those policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that function to make the handling of low-priced stocks unattractive to brokers from an economic standpoint. Many brokerage firms also prohibit investors from purchasing on margin stocks that are trading below certain prices per share. Additionally, the structure of trading commissions also tends to have an adverse impact upon holders of low-priced stock because the brokerage commission on a sale of low-priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher priced stock. Therefore, lower prices for the Common Stock may adversely affect anyone who wishes to acquire shares and holders who wish to liquidate their holdings.

         The Reverse Stock Split is intended to result in a higher per-share market price for the Common Stock, both now and in the future. Hopefully this will increase investor interest and eliminate the resistance of brokerage firms. However, there can be no assurance that the market price of a share of Common Stock after the Reverse Stock Split will be twenty-five times the market price before the Reverse Stock Split, that the marketability of the Common Stock will increase, or that the Reverse Stock Split will otherwise have the desired effects described.

         The Board of Directors desires to enhance the value of the Common Stock. The Board of Directors believes that the value of the Common Stock will be significantly less, and efforts to enhance the value of the Common Stock will be impaired, if the Reverse Stock Split is not approved and implemented.

Exchange of Stock Certificates and Elimination of Fractional Share Interests

         If the Reverse Stock Split is approved by the requisite number of shares of Common Stock entitled to vote at the Special Meeting, a Certificate of Amendment effecting the Reverse Stock Split will be filed in the Office of the Secretary of State of Delaware promptly after such approval. The Reverse Stock Split would become effective as of the close of business on the date of the filing of the Certificate of Amendment (such filing is referred to hereinafter as the "Filing"). Stockholders of the Company of record as of the Filing will then be furnished the necessary materials and instructions to effect the exchange of their certificates representing Common Stock outstanding prior to the Reverse Stock Split (referred to hereinafter as "Pre-Split Shares") for new certificates representing Common Stock after the Reverse Stock Split (referred to hereinafter as "Post-Split Shares"). Certificates representing Pre-Split Shares subsequently presented for transfer will not be transferred on the books and records of the Company but will be returned to the tendering person for exchange. Stockholders of the Company should not submit any certificates until requested to do so. In the event any certificate representing Pre-Split Shares is not presented for exchange upon request, any dividends which may be declared after August 31, 2000 with respect to the shares represented by such certificate will be withheld by the Company until such certificate has been properly presented for exchange, at which time all such withheld dividends which have not yet been paid to a public official pursuant to the abandoned property laws will be paid to the holder thereof or his designee, without interest.

         No fractional shares will be issued. Accordingly, holders of Pre-Split Shares, both of record and beneficial, who would otherwise be entitled to receive a fractional Post-Split Share will be entitled to receive cash in lieu thereof. The amount of cash to which such a holder will be entitled will be the product of the closing sale price of the Common Stock on the OTC Bulletin Board on the last trading day prior to the Filing, multiplied by the number of shares of Pre-Split Shares that would otherwise be converted into a fractional Post-Split Share. Checks representing payment for fractional shares may be obtained by sending a written request to LS Capital Corporation, 21 Patrick Street, Kilkenny, Co. Kilkenny, Ireland, Attention: Corporate Secretary.

Dissenters' Rights

         Under Delaware corporation law and the Company's Certificate of Incorporation and bylaws, holders of Common Stock will not be entitled to dissenters' rights with respect to the Reverse Stock Split.

Federal Income Tax Consequences

         This discussion is for general information only and does not discuss consequences which may apply to special classes of taxpayers (e.g., non-resident aliens, broker-dealers, or insurance companies). Stockholders are urged to consult their own tax advisors to determine the particular consequences to them of the Reverse Stock Split.

         The exchange of Pre-Split Shares for Post-Split Shares will not result in recognition of gain or loss for federal income tax purposes, excepting cash received for fractional shares, if any, as described in the next paragraph. Otherwise, your holding period and tax basis of your Pre-Split Shares are applied in total to your Post-Split Shares.

         Holders' of Pre-Split Shares who receive cash in lieu of a fractional share interest will be treated as if the Company purchased such fractional share interest. Such holder may recognize gain or loss measured by the difference between the amount of cash received and the pro rata basis in his Pre-Split Shares.

Board Recommendation and Required Approval

         The Board of Directors believes that the Reverse Stock Split, and the proposed amendment, are in the best interests of the Company and its Stockholders and recommends that the Stockholders approve the Reverse Stock Split and the proposed amendment of the Company's Certificate of Incorporation.

         The affirmative vote of the holders of at a majority of the outstanding shares of Common Stock is required for approval of the Reverse Stock Split and the proposed amendment of the Certificate of Incorporation.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE REVERSE STOCK SPLIT AND THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION

                                   PROPOSAL 3

                      APPROVAL OF ISSUANCES OF COMMON STOCK

         At the Special Meeting, holders of shares of Common Stock will be asked to consider and vote upon a proposal to approve issuances of Common Stock (the "Discretionary Stock Issuances"), in the discretion of the Board of Directors but subject to certain restrictions, to creditors of the Company (including officers and directors of the Company) in satisfaction of amounts owed by the Company to such creditors. Specifically, holders of shares of Common Stock will be asked to consider and approve resolutions (the "Discretionary Stock Issuances Resolutions"), a copy of which is annexed to this Proxy Statement as Exhibit B.

         The Company currently owes certain amounts to various persons, including Paul J. Montle, the Chief Executive Officer of the Company. With regard to amounts owed to Mr. Montle, from time to time from August 1998 through the present, Mr. Montle loaned an aggregate total of $35,000 to the Company. These loaned amounts are due upon demand, bear interest at a rate of 12% per annum and are unsecured. No amounts have been paid on these loans. Currently, the outstanding balance of these loans (including accrued interest) totals approximately $42,500. The proceeds from the loans were use by the Company for general working capital. In addition to the loaned amounts, from August 1998 through the present, the Company has accrued but not paid Mr. Montle's salary. The accrued and unpaid amount of Mr. Montle's salary during this period totals approximately $219,500. Currently, Mr. Montle is not indebted to the Company for any amounts.

         Mr. Montle legally could at any time demand payment of amounts loaned by him to the Company and payment of his accrued and unpaid salary. As of the date hereof, Mr. Montle has not demanded payment of the amounts owed to him or otherwise threatened litigation. However, Mr. Montle has no legal duty to refrain from exercising his legal rights to collect amounts owed to him. While management does not believe that the enforcement of Mr. Montle's rights to receive payment of the aforementioned amounts would have a material adverse effect on the Company, such enforcement could constrain the Company to take action that it would otherwise prefer to avoid. Moreover, these amount owed increase the liabilities on the Company's balance sheet.

         The Company currently has, and may for the foreseeable future have, only limited amounts of cash. The Board of Directors believes that the issuance of Common Stock is a preferable approach for satisfying the amounts owed to the Company's creditors (including Mr. Montle) rather than attempting to satisfy these amounts by the payment of cash. The satisfaction of these amounts would eliminate the possible future assertion of claims and would reduce the level of liabilities on the Company's balance sheet.

         The Discretionary Stock Issuances Resolutions approve the issuance by the Company of shares of Common Stock to persons owed amounts by the Company, including Mr. Montle. The persons to be issued Common Stock, the number of shares to be issued to them, the terms, provisions and conditions upon which the Common Stock will be issued and the documentation memorializing the issuance are all within the sole discretion of the Board of Directors, subject to certain restrictions described in the following paragraph.

         The Discretionary Stock Issuances Resolutions require that any issuance of Common Stock to a director of the Company be approved by a majority of directors other than the director to be issued the Common Stock. Moreover, the Discretionary Stock Issuances Resolutions restrict the discretion of the Board of Directors by requiring that the number of shares of Common Stock being issued not have an aggregate market value at the time of issuance exceeding the amount being satisfied by the Common Stock if the Common Stock being issued is freely tradeable immediately after issuance, or not have an aggregate market value at the time of issuance twice the amount being satisfied by such issuance if the Common Stock being issued is not freely tradeable immediately after issuance. The rationale for distinguishing between freely and non-freely tradeable stock is that in the case of non-freely tradeable stock the holder bears the risk of a decline in the value of the stock for a much greater period of time. As a consequence, non-freely tradeable stock generally is sold at a significant discount to freely tradeable stock. This has been the experience of the Company when it has sold Common Stock in private transactions, of which the
Discretionary Stock Issuances is one. In previous private transactions, the Company has generally received for the sale only 50% of the then current market value of the Common Stock being sold. The restriction on the amount of Common Stock that may be issued places only a maximum amount of Common Stock that may be issued and does not require the Company to issue up to the maximum amount of the restriction. Once a person receives a Discretionary Stock Issuance, such person will not be issued any more Common Stock if the market value of the Common Stock declines, nor will such person be required to reconvey or otherwise forfeit any of the Common Stock issued to him if the market value of the Common Stock increases.

         If approved by the stockholders of the Company, the Discretionary Stock Issuances (if any) are expected to occur after the effectiveness of the Reverse Stock Split. If the Discretionary Stock Issuances Resolutions are approved and non-freely tradeable Common Stock in the maximum amount permitted by the Discretionary Stock Issuances is issued sufficient to satisfy all of the Company's obligations to Mr. Montle, Mr. Montle is expected to then own approximately 40% of the outstanding Common Stock. This is based on the recent market aggregate market value of the Common Stock of approximately $825,000, and the issuance of Common Stock having an aggregate market value of approximately $500,000, the maximum amount that may be issued under the restrictions of the Discretionary Stock Issuances Resolutions. The percentage ownership interest of management resulting from the Discretionary Stock Issuances would be greater than the foregoing example if the market price of the Common Stock were to decline from its currents level. Regardless of the ultimate percentage ownership interest of management resulting from the Discretionary Stock Issuances, any increase in such ownership interest resulting from such issuances would diminish stockholders' current ability to remove management. In addition, the subsequent sale of the Common Stock issued in connection with the Discretionary Stock
Issuances  could have the  effect of  reducing  the  market  price of the Common
Stock.

         While the Discretionary Stock Issuances are expected to increase significantly the percentage ownership of Mr. Montle, the issuance of Common Stock to Mr. Montle in the manner contemplated by the Discretionary Stock Issuances Resolutions may be required to continue his involvement in the Company. For several years, Mr. Montle has been the person who has devoted a significant portion of his business time working for the success of the Company. The continued involvement of Mr. Montle in the Company is viewed as essential to the future prospects of the Company. However, neither the approval of the Discretionary Stock Issuances Resolutions nor the continued involvement of Mr. Montle in the Company can guarantee the future success of the Company. In addition, the example given in the preceding paragraph as to the percentage ownership of Mr. Montle after the Discretionary Stock Issuances represents the largest percentage ownership of Mr. Montle, and the maximum amount of dilution of existing shareholders, that may result from the Discretionary Stock Issuances, based on the current market price of the Common Stock.

         The Common Stock is traded on the OTC Bulletin Board under the symbol "CHIP.OB". On July 28, 2000, the last reported sale of the Common Stock was $.024 per share.

         The Discretionary Stock Issuances Resolutions need not be approved before the Company may legally issue Common Stock. However, the Discretionary Stock Issuances Resolutions are being submitted to the stockholders of the Company to comply with certain provisions of Section 144 of the Delaware General Corporation Law.

         Section 144 provides in relevant part that no transaction, between a corporation and one or more of its directors and officers in which the directors and officers involved have a financial interest, shall be void or voidable (1) solely for this reason, or (2) solely because the director or officer is present at or participates in the meeting of the board that authorizes the transaction, or (3) solely because their votes are counted for such purposes, so long as the material facts as to their interests and the transaction are disclosed or known to shareholders entitled to vote thereon and the transaction is specifically approved in good faith by vote of the shareholders. The Discretionary Stock Issuances are transactions in which certain officers and directors of the Company have a financial interest. At common law, transactions in which officers and directors had a financial interest were automatically void or could be automatically voided by shareholders, with little or no proof as to the unfairness of the transaction. Without compliance with Section 144, officers and directors involved in an interested transaction would bear a burden of clearly proving their utmost good faith and the most scrupulous inherent fairness of the transaction. Compliance with Section 144 shifts to objecting shareholders the burden of proving the unfairness of the interested transaction. The objecting shareholders' burden of proof may be a difficult burden to meet. Essentially, compliance or non-compliance with Section 144 affects the procedure as to who bears the burden of proof as to the fairness or unfairness of interested transaction. Delaware courts have stated that compliance with Section 144 removes an "interested director cloud" or "taint", but it will not make a transaction immune to judicial scrutiny, sanction unfairness, or prevent the transaction from being declared void on other grounds such as waste, illegality or fraud.

         The Board of Directors believes that the Discretionary Stock Issuances, upon the terms and conditions of Discretionary Stock Issuances Resolutions, will be in the best interests of the Company and its Stockholders and recommends that the Stockholders approve the Discretionary Stock Issuances and the Discretionary Stock Issuances Resolutions. If the Discretionary Stock Issuances Resolutions are not approved by stockholders, the Board of Directors may resubmit them to stockholders for their approval in the future or the Board of Directors may proceed to authorize issuance of Common Stock in the manner contemplated by the Discretionary Stock Issuances Resolutions without stockholder approval if the Board of Directors determines that the interests of the Company require this course of action.

         The affirmative vote of the holders of a majority of the shares of Common Stock voting on this proposal is required for approval of the Discretionary Stock Issuances and the Discretionary Stock Issuances Resolutions. Broker non-votes and abstentions will not be counted in tabulations of the total votes cast on this proposal.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE DISCRETIONARY STOCK ISSUANCES AND THE DISCRETIONARY STOCK ISSUANCES RESOLUTIONS.

                                   PROPOSAL 4

                     APPROVAL OF INCREASE IN SHARES ISSUABLE
                        UNDER THE 1993 STOCK OPTION PLAN

         At the Special Meeting, holders of shares of Common Stock will be asked to consider and vote upon a proposal to amend the Company's 1993 Stock Option Plan (the "Option Plan") to increase the number of shares of Common Stock available for grants of stock options thereunder to 6,000,000 shares (regardless of whether the Reverse Stock Split is or is not approved by the stockholders), of which 1,000,000 shares would be reserved for grants of replacement or reload options. Thus, 6,000,000 Pre-Split Shares would be available for the Option Plan (if the Reverse Stock Split is not approved), or 6,000,000 Post-Split Shares would be available for the Option Plan (if the Reverse Stock Split is approved). A general description of the terms of the Option Plan is also set forth herein under the heading "Description of Option Plan" below. Specifically, holders of shares of Common Stock will be asked to consider and approve Amendment No. 4 to the Option Plan ("Amendment No. 4"), a copy of which is annexed to this Proxy Statement as Exhibit C, and the description of Amendment No. 4 in this Proxy Statement is qualified in its entirety by reference to the text of Amendment No. 4.

         As amended to date and after taking into account the Company's 1-for-25 reverse stock split approved at a special stockholder meeting in June 1996, the Option Plan provides for the grant of options to acquire up to 280,000 shares of Common Stock, 40,000 of which are reserved for the issuance of replacement or reload options. As of August 4, 2000, all options granted pursuant to the Option Plan had lapsed, thus leaving all of the preceding numbers of shares of Common Stock available for future grants under the Option Plan. If the Reverse Stock Split is approved and no other action is taken, only 14,000 shares of Common Stock will be available for future grants under the Option Plan, 2,000 of which will be reserved for the issuance of replacement or reload options. Amendment No. 4 would provide for the continued operation of the Option Plan by increasing the number of shares of Common Stock available for grants of stock options thereunder to 6,000,000 shares (regardless of whether or not the Reverse Stock Split is approved and implemented). One million (1,000,000) of the 6,000,000 shares would be reserved for the issuance of replacement or reload options. The Board of Directors has adopted resolutions approving Amendment No. 4 and recommending that Amendment No. 4 be submitted to the Stockholders for their approval at the Special Meeting. The Company believes that, to attract highly qualified personnel for the Company's future business, the Company must be able to use option grants. Because of the reduced number of option shares currently available through the Option Plan, the usefulness of the Option Plan as a continuing source of employee incentives is severely impaired absent the increased number of shares available under the Option Plan.

         It is anticipated that Options to purchase shares under the Option Plan will be granted in the future to executive officers and employees of the Company. As of August 4, 2000, the Board of Directors had determined that only one employee of the Company was eligible to receive grants of options under the Option Plan. If the Stockholders approve Amendment No. 4, the Company expects to grant options pursuant to the Option Plan to Paul J. Montle, the Chief Executive Officer of the Company. The reason for this is that over the past few years the Company has granted to Mr. Montle certain non-qualified options. These non-qualified options were not granted pursuant to the Option Plan because at the times of their grants the Option Plan did not have sufficient shares available for grants. The options proposed to be granted to Mr. Montle pursuant to the Option Plan would be substituted for the non-qualified options granted to him outside of the Option Plan. The table set forth below contains certain information regarding the option granted to Mr. Montle.

         Date of Grant     Number of Optioned Shares    Exercise Price Per Share

         December 20, 1996            500,000                  $.625
         February 3, 1998,            290,000                  $.341
         July 1, 1999               3,000,000                  $.033
         January 1, 2000            2,000,000                   $.05

         If the Stockholders approve Amendment No. 4, the Company expects to grant to Mr. Montle options pursuant to the Option Plan in substitution for the non-plan options reflected in the table above. The new Option Plan options would have terms (such as number of optioned shares, exercise price, and option period) such that (in the aggregate) the new Option Plan options would approximate the non-plan options being surrendered. Also, the new Option Plan options could possibly be ISO's, giving more favorable tax treatment to Mr. Montle. Other than as described above with respect to Mr. Montle, the Company has no plans to grant any options pursuant to the Option Plan, and future grants are not now determinable.

         The Board of Directors believes that Amendment No. 4 will be in the best interests of the Company and its Stockholders and recommends that the Stockholders approve Amendment No. 4.

         The affirmative vote of the holders of a majority of the shares of Common Stock voting on this proposal is required for approval of Amendment No.
4. Broker non-votes and abstentions will not be counted in tabulations of the total votes cast on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF AMENDMENT NO. 4.

                           Description of Option Plan

         The following description of the Option Plan sets forth certain terms in effect prior to proposed Amendment No. 4.

         General. On December 31, 1992, the Board of Directors and the Company's sole stockholder approved the Option Plan. On November 2, 1993, the stockholders of the Company at the 1993 Annual Meeting approved an amendment to the Option Plan increasing the number of shares of Common Stock available for grant under the Option Plan from 1,000,000 shares to 2,000,000 shares. On January 24, 1995, the stockholders of the Company at the 1994 Annual Meeting approved an amendment to the Option Plan increasing the number of shares of Common Stock available for grant under the Option Plan from 2,000,000 shares to 6,000,000 shares. By operation of the provisions of the Option Plan, the Company's 1-for-25 reverse stock split approved at a special stockholder meeting in June 1996 reduced the number of share available for grant under the Option Plan to 280,000 shares of Common Stock, 40,000 of which are reserved for the issuance of replacement or reload options. The Option Plan provides for the grant of incentive stock options qualifying under the Internal Revenue Code of 1986, as amended (the "Code"), to officers and other employees of the Company ("ISO"), the grant of nonequalized options to directors, officers, employees and consultants of the Company ("Non-Qualified Options"), awards of stock in the Company to directors, officers, employees and consultants of the Company ("Awards"), and opportunities for directors, officers, employees and consultants of the Company to make purchases of stock in the Company ("Purchases"). The Option Plan is administered by the Board of Directors or, at the Board's election, by a committee composed of members of the Board (the Board and the Committee are referred to herein collectively as the "Board"). The Company currently has three directors, one officer and one employee. The number of consultants varies.

         Eligibility. The Board has substantial discretion pursuant to the Option Plan to determine the persons to whom ISO's, Non-Qualified Options, Awards and Purchases may be granted or authorized and also to determine the amounts, time, price, exercise terms, and restrictions imposed in connection therewith. ISO's may be granted to any employee (which may include officers and directors who are also employees) of the Company or its subsidiaries. Non-Qualified Options, Awards and authorizations to make Purchases may he granted to any employee, officer or director of the Company or its subsidiaries. Two hundred eighty thousand (280,000) shares of Common Stock are authorized to be issued pursuant to the Option Plan, 40,000 of which are reserved for the issuance of replacement or reload options. The Board of Directors has proposed to increase the number of authorized shares pursuant to the Option Plan to 6.0 million Post-Split Shares (if the Reverse Stock Split is approved by the stockholders) or to 6.0 million Pre-Split Shares (if the Reverse Stock Split is not approved by the stockholders). One million of the Post-Split Shares or the Pre-Split Shares (as the case may be) would be reserved for grants of replacement or reload options. This proposal will be voted upon at the Special Meeting. Rights under the Option Plan, including ISO's, Non-Qualified Options, Awards and authorizations to make Purchases, may be granted for ten years pursuant to the Option Plan.

         Exercise Price. Certain statutory requirements with respect to ISO's are set forth in the Option Plan. These requirements provide that the exercise price per share in connection with ISO's shall be not less than the fair market value of Common Stock on the date of the grant, and with respect to an ISO granted to an employee owning stock possessing more than 10% of the total combined voting power of all classes of stock in the Company and subsidiaries, shall be not less than 110% of the fair market value per share of Common Stock on the date of grant. In addition, an employee may be granted ISO's under the Option Plan and any other incentive stock option plans of the Company and its subsidiaries only to the extent that such ISO's do not become exercisable for the first time by such employee during any calendar year in a manner which would entitle the employee to purchase more than $100,000 in fair market value (determined at the time the ISO's were granted) of Common Stock in that year.

         Expiration; Vesting. Each option, which term includes ISO's and Non-Qualified Options, expires not more than ten years and one day from the date of grant in the case of Non-Qualified Options, ten years from the date of grant in the case of most ISO's, and five years from the date of grant in the case of ISO's granted to an employee owning stock possessing more than 10% of the total combined voting power of all combined classes of stock in the Company and its subsidiaries. Options may expire earlier as determined by the Board. The Board may determine vesting provisions in its discretion.

         Termination of Options. Generally, when an ISO optionee ceases to be an employee of the Company or a subsidiary other than by reason of death or disability, his ISO's shall terminate on the date of termination of his employment in the case of voluntary termination, and shall terminate on the date 30 days after the termination of his employment in the case of involuntary termination of employment (but not later than their specified expiration dates). In the case of death, an ISO optionee's ISO's may be exercised by his estate, personal representative or beneficiary at any time prior to the earlier of the specified expiration date of the ISO's or 180 days from the date of the optionee's death. If an ISO optionee's employment is terminated by reason of disability, the optionee may exercise his ISO's at any time prior to the earlier of the specified expiration date of the ISO's or 180 days from the date of the termination of employment.

         Restrictions; Anti-Dilution; Other Matters. Options are, in general, non-assignable. The Board may place restrictions on Non-Qualified Options which are the same as those provided with respect to ISO's, in connection with any particular grant, in its discretion. Options carry certain anti-dilution provisions concerning stock dividends, stock splits, consolidations, mergers, recapitalizations and reorganizations. The Board has the right, pursuant to the Option Plan, to terminate Options in the event of dissolution or liquidation of the Company. In addition, at any time, non-exercised ISO's may be converted into Non-Qualified Options at the Board's discretion.

         Outstanding Options. No options to purchase shares of Common Stock pursuant to the Option Plan remain outstanding as of August 4, 2000.

         Federal Income Tax Consequences. The following brief summary of the principal Federal income tax consequences of transactions under the Option Plan is based on current Federal income tax laws. This summary is not intended to constitute tax advice and, among other things, does not address possible state or local tax consequences. Accordingly, a participant in the Option Plan should consult a tax advisor with respect to the tax aspects of transactions under the Option Plan.

         Generally, under applicable provisions of the Code, the amount of profit realized by an optionee upon exercise of Non-Qualified Options or SAR's is taxed as ordinary income to the optionee in the year of exercise. The Company is entitled to a compensation deduction in the same amount in the same year.

         An optionee who holds the stock received upon exercise of an ISO for at least two years from the date the option was granted and at least one year from the receipt of the stock upon exercise generally pays no tax until the stock is sold, at which time any profit or loss realized is long-term capital gain or loss, as the case may be; and the Company is not entitled to a corresponding tax deduction at any time. The spread at exercise of an ISO is effectively treated as a tax preference item in the exercise year for purposes of calculating the optionee's alternative minimum tax.

         An optionee who sells the stock received upon exercise of an ISO within two years after the option was granted or within one year of receipt of shares upon exercise is taxed on the profit up to the date of exercise (which is ordinary income) and the Company is entitled to a corresponding tax deduction; the income and deduction items are recognized by the optionee and the Company, respectively, in the year the stock is sold. Appreciation or depreciation after the date of exercise is taxable to the optionee as capital gain or loss, respectively, and is nondeductible by the Company.

         The Company may be required to withhold tax on the amount of the income recognized by the optionee upon exercise of a Non-Qualified Option and upon transfer of stock received upon exercise of an ISO.

                                   PROPOSAL 5

                     APPROVAL OF INCREASE IN SHARES ISSUABLE
              UNDER THE 1994 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

         At the Special Meeting, holders of shares of Common Stock will be asked to consider and vote upon a proposal to amend the Company's 1994 Stock Plan for Non-Employee Directors (the "Stock Plan") to increase the number of shares of Common Stock available for grants of stock options thereunder to 500,000 shares (regardless of whether the Reverse Stock Split is or is not approved by the stockholders). Thus, 500,000 Pre-Split Shares would be available for the Stock Plan (if the Reverse Stock Split is not approved), or 500,000 Post-Split Shares would be available for the Stock Plan (if the Reverse Stock Split is approved). A general description of the terms of the Stock Plan is also set forth herein under the heading "Description of Stock Plan" below. Specifically, holders of shares of Common Stock will be asked to consider and approve Amendment No. 1 to the Stock Plan ("Amendment No. 1"), a copy of which is annexed to this Proxy Statement as Exhibit D, and the description of Amendment No. 1 in this Proxy Statement is qualified in its entirety by reference to the text of Amendment No. 1.

         As amended to date and after taking into account the Company's 1-for-25 reverse stock split approved at a special stockholder meeting in June 1996, the Stock Plan provides for the grant of options to acquire up to 20,000 shares of Common Stock. As of August 4, 2000, no options had been granted pursuant to the Stock Plan. If the Reverse Stock Split is approved and no other action is taken, only 1,000 shares of Common Stock will be available for future grants under the Stock Plan. Amendment No. 1 would provide for the continued operation of the Stock Plan by increasing the number of shares of Common Stock available for grants of stock options thereunder to 500,000 shares (regardless of whether or not the Reverse Stock Split is approved and implemented). The Board of Directors has adopted resolutions approving Amendment No. 1 and recommending that Amendment No. 1 be submitted to the Stockholders for their approval at the Special Meeting. The Company believes that, to retain and properly motive the current members of the Company's Board of Directors and to attract highly qualified persons to serve as future directors, the Company must be able to use option grants. Because of the reduced number of option shares currently available through the Stock Plan, the usefulness of the Stock Plan as a continuing source of director incentives is severely impaired absent the increased number of shares available under the Stock Plan.

         As of August 4, 2000, only two directors of the Company were eligible to receive grants of options under the Stock Plan. The Company has no present intention to grant any specific options to any particular person pursuant to the Stock Plan, even if the Stockholders approve Amendment No. 1. However, the Board of Directors is seeking the approval of Amendment No. 1 in the event that future option grants become advisable.

         The Board of Directors believes that Amendment No. 1 will be in the best interests of the Company and its Stockholders and recommends that the Stockholders approve Amendment No. 1.

         The affirmative vote of the holders of a majority of the shares of Common Stock voting on this proposal is required for approval of Amendment No.
1. Broker non-votes and abstentions will not be counted in tabulations of the total votes cast on this proposal.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF AMENDMENT NO. 1.


                                   PROPOSAL 6

                        APPROVAL OF CERTAIN AMENDMENTS TO
                 THE 1994 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

         At the Special Meeting, holders of shares of Common Stock will be asked to consider and vote upon a proposal to amend the Stock Plan to modify the timing of grants under the Stock Plan and to delete requirements that grants under the Stock Plan for a fiscal year be for a fixed number of shares and be conditioned upon an increase in the Company's net income from the previous fiscal year. Specifically, holders of shares of Common Stock will be asked to consider and approve Amendment No. 2 to the Stock Plan ("Amendment No. 2"), a copy of which is annexed to this Proxy Statement as Exhibit E, and the description of Amendment No. 2 in this Proxy Statement is qualified in its entirety by reference to the text of Amendment No. 2.

         Currently, Section 7 of the Stock Plan provides that, at the conclusion of each annual meeting of stockholders of the Company, each elected or incumbent Director shall automatically be granted a stock option to purchase 25,000 shares of Common Stock, but only if the Company's net income for the fiscal year just ended improved over the net income for the prior fiscal year, determined in accordance with generally accepted accounting principals. Amendment No. 2 would change Section 7 in several respects. First, Amendment No. 2 would change the timing of grants pursuant to the Stock Plan. Instead of the grants automatically occurring at the conclusion of each annual meeting of stockholders of the Company, the grants would be made whenever believed appropriate by a majority of the members of the Company's Board of Directors who are not eligible for grants pursuant to this Plan (such members are referred to hereinafter as the "Non-Eligible Director Majority". The reason for this change is that, due to extreme limitations on the Company's available funds, the Company has not been able to hold regular annual meetings, and there can be no assurance that the Company will be able to resume holding regular annual meetings in the near future. The holding of annual stockholder meetings entails considerable costs (particularly those pertaining to the printing and mailing of materials required by applicable law). This is especially true for a small company such as the Company. For a number of years, the Company has not had sufficient funds available for the holding of an annual stockholders meeting. A possible interpretation of Section 7 of the Stock Plan as currently in effect would prevent the grant of stock options pursuant to the Stock Plan unless an annual stockholders meeting were held. The effect of this operation of Section 7 would practically eliminate the effectiveness of the Stock Plan. Thus, Amendment No. 2 would change the timing of grants under the Stock Plan from automatic grants at the conclusion of annual stockholders meeting to flexible grants as times believed appropriate by the Non-Eligible Director Majority.

         A second respect in which Amendment No. 2 changes Section 7 involves the deletion of the requirement that stock options granted pursuant to the Stock Plan cover a fixed number of shares (currently 25,000). Amendment No. 2 would enable the Non-Eligible Director Majority to grant options pursuant to the Stock Plan covering such number of shares as the Non-Eligible Director Majority believes appropriate. The numbers of optioned shares could be greater than or less than the 25,000 shares currently fixed by the Stock Plan. However, the aggregate number of optioned shares covered by stock options granted pursuant to the Stock Plan could never exceed the maximum number of shares permitted by the Stock Plan (500,000 shares if Amendment No. 1 is approved by the Stockholders).

         A third respect in which Amendment No. 2 changes Section 7 involves the deletion of the requirement that the Company's net income for the fiscal year just ended must have improved over the net income for the prior fiscal year. The reason for this change is that not only has the Company not been profitable for many years, but also the Company has not had funds available to pay any form of remuneration to its directors. As a consequence, not only has the Company not been able to make grants under the Stock Plan, the Company has also not been able to compensate its non-employee directors in any other way as well. The consequence of this is that the Company lacks any ability to give any incentive to retain or to motivate its directors. Within the last two years, one of the Company's directors resigned. Although none of the Company's current three directors has indicated that he may resign, further resignations could occur absent any incentives to remain, and the recruiting of replacement directors can not be assured. As a means to provide some incentive for directors to remain in service as such, Amendment No. 2 proposes to delete the improved profitability requirement of Section 7 of the Stock Plan so that grants pursuant to the Plan could be made regardless of profitability. As long as grants under the Stock Plan are conditioned upon improved profitability and the Company's profitability remains uncertain, the effectiveness of the Stock Plan can be expected to be limited.

         The Board of Directors believes that Amendment No. 2 will be in the best interests of the Company and its Stockholders and recommends that the Stockholders approve Amendment No. 2.

         The affirmative vote of the holders of a majority of the shares of Common Stock voting on this proposal is required for approval of Amendment No.
2. Broker non-votes and abstentions will not be counted in tabulations of the total votes cast on this proposal.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF AMENDMENT NO. 2.


                            Description of Stock Plan

         The following description of the Stock Plan sets forth certain terms in effect prior to proposed Amendment No. 1 and Amendment No. 2.

         General. On January 24, 1995, the Stockholders of the Company at the 1994 Annual Meeting approved the Stock Plan covering up to 500,000 shares of the Company's Common Stock (subject to adjustment for any stock dividend, stock split or other relevant change in the Company's capitalization). By operation of the provisions of the Stock Plan, the Company's 1-for-25 reverse stock split approved at a special stockholder meeting in June 1996 reduced the number of share available for grant under the Stock Plan to 20,000 shares of Common Stock. The foregoing shares are available for option grants and stock grants in accordance with the terms of the Stock Plan. The Board of Directors has proposed to increase the number of authorized shares pursuant to the Stock Plan to 500,000 Post-Split Shares (if the Reverse Stock Split is approved by the stockholders) or to 500,000 million Pre-Split Shares (if the Reverse Stock Split is not approved by the stockholders). The Stock Plan is administered by the Board of Directors of the Company.

         Eligibility. All non-employee Directors of the Company participate in the Stock Plan. The Company now has two non-employee Directors eligible for participation in the Stock Plan.

         Option Grants; Exercise Price. The Stock Plan provides that at the conclusion of each Annual Meeting of Stockholders of the Company, each elected or incumbent non-employee Director shall automatically be granted an option to purchase 25,000 shares of the Company's Common Stock but only if the Company's net income for the fiscal year just ended was improved over the net income for the prior fiscal year. The Board of Directors has proposed to amend the Stock Plan to delete the improved profitability precondition and to substitute a discretionary number of optioned shares for the fixed number of optioned shares currently required by the Stock Plan. Whether such amendment is approved or not approved, the exercise price per share for options granted under the Stock Plan must not be less than the fair market value of the Common Stock on the date of the grant of the option.

         Option Period; Termination. Each option granted under the Stock Plan is immediately exercisable and expires 10 years after the date of grant, provided, however, that each option automatically terminates 90 days after a participant ceases to be a Director (other than for termination due to death or disability); except that an option automatically terminates on the date a Director is removed for cause. If a participant is permanently and totally disabled at the time he ceases to be a Director, then the 90 day period is extended to 180 days. If a participant dies prior to termination of his right to exercise an option, generally the option may be exercised by the participant's estate or heirs, provided the option is exercised within 180 days of the participant's death.

         Replacement or "reload" options. The Stock Plan provides that a participant shall be granted a replacement or "reload" option to purchase a number of shares of Common Stock equal to the number of shares of Common Stock used to pay the exercise price or the withholding taxes subject to the following conditions. First, a reload option shall have a price per share equal to the fair market value of the Common Stock on the date of grant of the reload option. Second, no reload option shall be granted if the exercised option is itself a reload option or the participant is not a Director on the date of exercise.
Finally, the reload option shall be subject to all of the other terms and conditions set forth in the agreement evidencing the original option.

         Stock Grants. The Stock Plan also provides that as of the second Tuesday in July of each year, each then sitting non- employee Director shall automatically receive a grant of Common Stock (a "Stock Grant") equal to $10,000.00 valued as of the close of business on the date of grant for services rendered but only so long as the non-employee Director attended in the prior fiscal year (a) at least two regular or special meetings of the Board of Directors and (b) at least 75% of all regular and special meetings held during his service as a Director.

         Restrictions; Other Matters. Options are, in general non- assignable. No Common Stock held by a participant, whether received by virtue of a Stock Grant or exercise of an option, may be sold or otherwise disposed of within six months from the date of receipt. Generally, the Stock Plan may be amended or discontinued by the Board of Directors, provided, however, that in no event may the Stock Plan be amended more than once every six months as it pertains to participation, amount of grants, option price and time of grant except to comply with changes in the Code or the Employee Retirement Income Security Act or the rules thereunder. Amendment or discontinuation of the Stock Plan will not affect the rights of any participant under any option previously granted without his or her consent.

         Previous Option and Stock Grants. No options to purchase shares of Common Stock and no Stock Grants have been granted pursuant to the Stock Plan as of August 4, 2000.

         Federal Income Tax Consequences. The following brief summary of the principal income tax consequences of transactions under the Stock Plan is based on current federal income tax laws. This summary is not intended to constitute tax advice and, among other things, does not address possible state or local tax consequences. Accordingly, a participant in the Stock Plan should consult a tax advisor with respect to the tax aspects of transactions under the Stock Plan.

         Options granted under the Stock Plan will be non-qualified stock options. Generally, under applicable provisions of the Code, the amount of profit realized by an optionee upon the exercise of a non-qualified stock option is taxed as ordinary income to the optionee in the year of exercise. The Company is entitled to a compensation deduction in the same amount in the same year.

         A non-employee Director will generally recognize ordinary income upon issuance of a Stock Grant. The amount included in such person's income will be the fair market value of the shares received on the date of grant. The Company will be entitled to a tax deduction in the same amount in the same year.

                                  OTHER MATTERS

         The Board of Directors does not know of any other business to be presented at the Special Meeting. If any other matter properly comes before the Special Meeting, however, it is intended that the persons named in the enclosed Proxy Card will vote said Proxy in accordance with the discretion and instructions of the Board of Directors.

                                VOTING PROCEDURES

         The votes of holders of Common Stock present in person or represented by proxy at the meeting will be tabulated by an inspector of elections appointed by the Company. The inspector's duties include determining the number of shares represented at the meeting, counting all votes and ballots and certifying the determination of the number of shares represented and the outcome of the balloting.

         The Corporate Name Change and the Reverse Stock Split must be approved by a majority of the outstanding shares of Common Stock. The approval of the Discretionary Stock Issuances, Amendment No. 4, Amendment No. 1 and Amendment No. 2 by a majority of the shares of Common Stock voting on these proposals will also constitute valid stockholder approval of these proposals. Under Delaware law and the Company's Certificate of Incorporation, as amended, and by-laws, abstentions will have no effect on the outcome of the proposals described herein. In the event a broker that is a record holder of Common Stock does not return a signed proxy, the shares represented by such proxy will not be considered present at the meeting, and therefore will not be counted towards a quorum. With respect to the Discretionary Stock Issuances, Amendment No. 4, Amendment No. 1 and Amendment No. 2, broker non-votes will not be considered shares entitled to vote, will be excluded entirely from the tabulation, and will not affect the outcome of the vote. With respect to the Corporate Name Change and the Reverse Stock Split, broker non-votes will have the effect of a negative vote. A broker non-vote occurs if a holder or other nominee does not have discretionary authority and has not received instructions with respect to a particular proposal.

                       SUBMISSION OF STOCKHOLDER PROPOSALS
                             FOR NEXT ANNUAL MEETING

         Stockholders  wishing  to submit  proposals  for  consideration  by the
Company's Board of Directors at the Company's next Annual Meeting of Stockholders should submit them in writing to the attention of the Chief Executive Officer of the Company a reasonable time before the Company begins to print and mail its proxy materials, so that the Company may consider such proposals for inclusion in its proxy statement and form of proxy for that meeting. The Company does not now have any plans regarding the holding and possible date of its next Annual Meeting.

                                         By Order of the Board of Directors,



                                         Paul J. Montle
                                         Chief Executive Officer

Dublin, Ireland,
August 4, 2000

                               PROXY CARD

PROXY                    LS CAPITAL CORPORATION                          PROXY

                 SPECIAL MEETING OF STOCKHOLDERS ON AUGUST 31, 2000

         The undersigned hereby appoints Paul J. Montle and C. Thomas Cutter (to act by unanimous decision if more than one shall act), each with the power to appoint his substitute, and hereby authorizes them to represent as designated below, all the shares of common stock of LS Capital Corporation held on record by the undersigned on July 19, 2000 at the special meeting of shareholders to be held on August 31, 2000 or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" PROPOSALS 1, 2, 3, 4, 5 AND 6.

1.       Proposal to approve the Corporate Name Change.
         _____    FOR                       _____    AGAINST       _____ ABSTAIN

2.       Proposal to approve the Reverse Stock Split.
         _____    FOR                       _____    AGAINST       _____ ABSTAIN

3.       Proposal to approve the Discretionary Stock Issuances.
         _____    FOR                       _____    AGAINST       _____ ABSTAIN

4.       Proposal to approve Amendment No. 4
         _____    FOR                       _____    AGAINST       _____ ABSTAIN

5.       Proposal to approve Amendment No. 1
         _____    FOR                       _____    AGAINST       _____ ABSTAIN

6.       Proposal to approve Amendment No. 2
         _____    FOR                       _____    AGAINST       _____ ABSTAIN

7. In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                                       (Please Sign and Date on Reverse Side)

         This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for Proposals 1, 2, 3, 4, 5, and 6.

                    YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO VOTE THEREON.

         The undersigned hereby revokes any proxy or proxies heretofore given to vote such shares, and acknowledges receipt of the Notice of Special Meeting and Proxy Statement relating to the August 31, 2000 Special Meeting.

         Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as executor, administrator, trustee, or guardian, please give full title as such, If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATE _________________________ 2000         ________________________________
_________________________________                             Signature

PLEASE MARK SIGN DATE AND
RETURN THE PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE                _____________________________________
----------------------------
                                                 Signature if held jointly

            This Proxy is Solicited on Behalf of the Board of Directors.

                                    EXHIBIT A

                         Reserve Stock Split Resolutions

                  BE IT RESOLVED, that the Article Fourth of the Certificate of Incorporation of the Company be and hereby is amended to add a last paragraph, which shall read as follows:

                           "Upon  the  effectiveness  of  the  filing  with  the
                  Secretary of State of Delaware of Articles of Amendment to the Certificate of Incorporation adding this paragraph to the Certificate of Incorporation, each twenty-five (25) shares of Common Stock issued and outstanding immediately prior to the filing of such Articles of Amendment as aforesaid shall be combined into one (1) share of validly issued, fully paid and non-assessable Common Stock. As soon as practicable after such date, the corporation shall request holders of the Common Stock to be combined in accordance with the preceding to surrender certificates representing their Common Stock to the corporation's authorized agent, and each such stockholder shall receive upon such surrender one or more stock certificates to evidence and represent the number of shares of Common Stock to which such stockholder is entitled after the combination of shares provided for herein; provided, however, that this corporation shall not issue fractional shares of Common Stock in connection with this combination, but, in lieu thereof, shall make a cash payment equal to the product of the closing sale price of the Common Stock on the last trading day prior to the effective date of the filing of this instrument, multiplied by the number of shares of Common Stock issued and outstanding immediately prior to the filing of this instrument that would otherwise comprise the fractional share of Common Stock."

                                    EXHIBIT B

                    Discretionary Stock Issuances Resolutions

                  BE IT RESOLVED, that the stockholders of the Company hereby approve the issuance by the Company at any time and from time to time of such number of shares of the Company's Common Stock, $.01 par value per share ("Common Stock"), to such persons (including officers and directors of the Company) upon such terms, provisions and conditions and memorialized by such documentation, all as the Board of Directors of the Company shall in its sole discretion approve, for the purpose of satisfying any or all indebtedness of the Company to such persons; provided, however, that (a) the number of shares of Common Stock to be issued to such persons shall not have an aggregate market value at the time of issuance exceeding the amount being satisfied by such issuance if the Common Stock being issued is freely tradeable immediately after issuance, or an aggregate market value at the time of issuance twice the amount being satisfied by such issuance if the Common Stock being issued is not freely tradeable immediately after issuance, and (b) any issuance of Common Stock to a director of the Company shall be approved by a majority of directors other than the director to be issued the Common Stock.

                                    EXHIBIT C

                           Amendment No. 4 Resolutions

                  BE IT RESOLVED, that the second sentence of Section 4 of the Company's 1993 Stock Option Plan be and hereby is deleted and restated in its entirety as follows:

                  "The aggregate number of shares which may be issued pursuant to the Plan is 6,000,000 (regardless of whether the 1-for-25 reverse stock split of the Company's shares of common stock is or is not approved at the special meeting of stockholder scheduled for August 31, 2000), subject to adjustment as provided in Section 13, of which 1,000,000 shares shall be reserved for grants of replacement or reload Options in accordance with Section 22 of the Plan."

                  AND FURTHER RESOLVED, that this Amendment shall be effective immediately upon receipt of approval of Stockholders of the Company (in accordance with the requirements of applicable law and the Company's By-Laws) at the Special Meeting of Stockholders or any adjournment or postponement thereof.

                                    EXHIBIT D

                           Amendment No. 1 Resolutions

                  BE IT RESOLVED, that the first sentence of Section 6 of the Company's 1994 Stock Plan for Non-Employee Directors be and hereby is deleted and restated in its entirety as follows:

                  "The Board shall reserve for the purposes of this Plan 500,000 shares of Common Stock of the Company (regardless of whether the 1-for-25 reverse stock split of the Company's shares of common stock is or is not approved at the special meeting of stockholder scheduled for August 31, 2000), but this number may be adjusted, if deemed appropriate by the Board, as provided in paragraph 13 hereof."

                  AND FURTHER RESOLVED, that this Amendment shall be effective immediately upon receipt of approval of Stockholders of the Company (in accordance with the requirements of applicable law and the Company's By-Laws) at the Special Meeting of Stockholders or any adjournment or postponement thereof.

                                    EXHIBIT E

                           Amendment No. 2 Resolutions

                  BE IT RESOLVED, that the first sentence of Section 7 of the Company's 1994 Stock Plan for Non-Employee Directors be and hereby is deleted and restated in its entirety as follows:

                  "Whenever believed appropriate by a majority of the members of the Company's Board of Directors who are not eligible for grants pursuant to this Plan, a Director may be granted an Option to purchase such number of Common Stock as such majority shall believe appropriate; provided, however, that the number of shares covered by such grant (and all other grants previously made) shall not exceed the number of shares reserved pursuant to Section 6 above."

                  AND FURTHER RESOLVED, that this Amendment shall be effective immediately upon receipt of approval of Stockholders of the Company (in accordance with the requirements of applicable law and the Company's By-Laws) at the Special Meeting of Stockholders or any adjournment or postponement thereof.